Exhibit 99.1

NOBLE POSTS SECOND QUARTER EPS OF $0.13

INCLUDING NEGATIVE IMPACT OF TBA ACQUISITION HEDGES OF $0.08 PER SHARE

WARREN, MI – AUGUST 2, 2007 – Noble International, Ltd. (NASDAQ: NOBL) (“Noble” or the “Company”) reported net earnings of $0.13 per diluted share in the second quarter of 2007 compared to $0.31 per diluted share in the second quarter of 2006. Net earnings for the second quarter of 2007 included the negative impact of a $1.8 million non-cash charge for the change in value of hedges pursuant to the prospective acquisition of ArcelorMittal’s Tailor Blank Arcelor (“TBA”) business. This non-cash charge reduced diluted EPS by $0.08 per share in the second quarter.

Net earnings were $0.12 per diluted share for the first half of 2007 compared to $0.54 per diluted share in the first half of 2006. Net earnings for the first half of 2007 include the negative impact of $0.13 per share for a loss on the extinguishment of debt in the first quarter of 2007 and the charge for TBA acquisition hedges of $0.08 per share in the second quarter of 2007.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased to $12.8 million in the most recent quarter from $9.9 million in the second quarter of 2006. EBITDA for the first half of 2007 increased to $23.0 million from $17.4 million in the first half of 2006. In addition, net cash provided by operating activities in the first half of 2007 increased to $22.7 million compared to $12.9 million in the first half of 2006.

SECOND QUARTER RESULTS

Revenue in the second quarter of 2007 increased to $182.7 million from $109.6 million in the second quarter of 2006. Sales growth from the fourth quarter 2006 acquisition of Pullman Industries, Inc. (“Pullman”) and new laser welding programs more than offset a 4.4% decline in North American light vehicle production in the second quarter of 2007 compared to 2006.

Gross margin in the second quarter of 2007 increased to $14.0 million from $12.0 million in the second quarter of 2006. Noble’s gross margin increased due to the addition of roll forming programs from the Pullman acquisition and new laser welding programs. This increase in gross margin was partially offset by an additional $2.5 million of depreciation and amortization expense in the second quarter of 2007 compared to 2006. As a percentage of sales, gross margin was 7.7% in the second quarter of 2007 versus 10.9% in the second quarter of 2006. This decline in gross margin percentage is due to direct launch costs on certain roll forming programs at one facility acquired from Pullman, various launch inefficiencies related to recently launched roll forming programs and higher steel content as a percentage of total sales in laser welding programs.

Selling, general and administrative (“SGA”) expense of $7.7 million in the second quarter of 2007 increased from $4.5 million in the second quarter of 2006. This increase was driven by costs added pursuant to the Pullman acquisition ($2.6 million) as well as costs related to the addition of personnel to support key growth initiatives including the prospective TBA acquisition. As a percentage of sales, SGA expense increased slightly to 4.2% from 4.1% in the second quarter of 2006. Operating profit for the second quarter of 2007 was $6.3 million compared to $7.5 million in the second quarter of 2006.

During the second quarter of 2007, Noble entered into a contingent foreign currency purchase price hedge related to its planned acquisition of TBA. This contingent purchase price hedge was entered into because the TBA purchase price is based in U.S. dollars while it will be funded with Euro-denominated debt. Although this derivative instrument offers a significant economic hedge for the Company, it does not qualify for hedge accounting treatment. Accordingly, the Company has recorded an expense of $1.8 million in the second quarter of 2007 primarily for the change in value of this foreign currency hedge.

Net interest and other expense was $3.4 million in the second quarter of 2007, increasing from $0.5 million in the year-ago second quarter. This increase primarily was due to interest expense increasing by $2.8 million and the $1.8 million non-cash loss on contingent hedges offset by additional other income of $1.6 million primarily related to the Company’s investment in a minority supplier. The higher interest expense was driven by debt incurred pursuant to the Pullman acquisition. As a result of the foregoing, pre-tax income for the second quarter of 2007 was $2.9 million compared to $7.0 million in the second quarter of 2006.

EBITDA for the second quarter of 2007 increased to $12.8 million from $9.9 million in the second quarter of 2006.

Net cash provided by operating activities for the second quarter of 2007 was $15.7 million compared to $12.4 million in the second quarter of 2006. The increase in net cash from operations from the second quarter of 2006 is driven by incremental cash from growth activities and the Company’s focus on active working capital management.

FIRST HALF 2007 RESULTS

Revenue for the first half of 2007 increased to $342.7 million from $210.0 million for the same period in 2006. New business and acquisitions more than offset a decline in North American light vehicle production of approximately 6.0% in the first half of 2007.

Gross margin rose to $27.6 million from $21.9 million due to higher revenue from the Pullman acquisition as well as growth in the number of laser welding programs. In the first half of this year, Noble’s gross margin was negatively impacted by launch costs on certain roll forming programs at one acquired facility, various launch inefficiencies related to newer roll forming programs and higher steel content as a percentage of total sales in laser welding programs. Accordingly, gross margin as a percentage of sales decreased to 8.1% in the first half of 2007 from 10.4% in the first half of 2006.

SGA expense for the first six months of 2007 rose to $15.3 million from $9.3 million a year ago. SGA expense related to facilities acquired from Pullman added approximately $5.8 million to SGA expense in the first half of 2007. In addition, Noble added personnel during the first half of 2007 to support its growth initiatives, including the prospective TBA transaction and the establishment of a new laser welding facility in Tonawanda, New York. SGA as a percentage of sales increased slightly to 4.5% from 4.4% in the first half of 2006. As a result of the foregoing, operating profit for the first half of 2007 declined to $12.3 million from $12.7 million last year.

Net interest and other expense was $10.1 million in the first six months of 2007 versus $1.1 million in the same period in 2006. Net interest expense increased to $6.0 million from $0.8 million due to debt incurred to with the Pullman acquisition in the fourth quarter of 2006. During the first half of this year, Noble also recorded two significant non-cash losses. In the first quarter of 2007, the Company recognized a $3.3 million non-cash loss on the extinguishment of debt. In the second quarter of 2007, the Company recognized a $1.8 million non-cash loss on the change in value of hedges related to the prospective TBA acquisition. The combined impact of higher interest expense and non-cash losses resulted in Noble recording pre-tax income of $2.3 million in the first half of 2007 compared to $11.5 million in the first half of 2006.

EBITDA for the first half of 2007 increased to $23.0 million from $17.4 million in the first half of 2006.

Net cash provided by operating activities for the first half of 2007 was $22.7 million compared to $12.9 million in the first half of 2006. This increase in net cash from operations is driven by incremental cash from growth activities and the Company’s focus on active working capital management.

MANAGEMENT COMMENTS

Noble’s Chief Executive Officer, Thomas L. Saeli, commented on the Company’s second quarter, “Over the last few months Noble continued to make strides toward becoming the world’s largest laser-welder and a global provider of automotive structural solutions. We made progress on our planned acquisition of

TBA, which is scheduled to close in September, and opened a new laser welding facility near Buffalo, New York. Noble strengthened its management team to properly support the Company’s revenue growth initiatives, integration of our roll forming operations and the prospective acquisition of TBA. All of the management at Noble and TBA are enthusiastic about the combined Company’s potential and look forward to working together as One Noble to realize that potential.”

“Although North American automotive production continued to challenge the industry in the second quarter with volumes down 4.4% year over year, the Company was encouraged by substantial improvement near the end of the quarter. It is our belief this improvement supports industry forecasts of positive volume comparisons in the second half of 2007. Noble was still launching considerable amounts of new business in the second quarter and, as a result, did experience certain inefficiencies. We fully expect these launch costs to decline and margins to improve in the second half of the year if production volumes meet forecasted levels. Management intensified its focus on cash from operations and realized the benefits of those efforts in the first half of 2007; this discipline will be even more important as we become a larger company. I look forward to sharing more details about the combined company with the investing community in the near future.”

CONFERENCE CALL INFORMATION

Noble will host a conference call to discuss its operating results for the second quarter ended June 30, 2007 at 10 AM ET, Thursday, August 2. The dial-in numbers for the call are 888-694-4676 or 973-582-2737. A replay of the conference call will be available through August 10 by dialing 877-519-4471 or 973-341-3080. The passcode for the replay is 9030792.

ANNUAL SHAREHOLDER MEETING SCHEDULED

The Company has scheduled its annual shareholder meeting for 10 AM on Thursday, August 30, 2007. The meeting will be held at the Birmingham Country Club in Birmingham, Michigan. Prior to August 3, 2007, Noble plans to file its proxy materials related to, among other items, shareholder approval to complete the planned business combination with TBA.

USE OF NON-GAAP FINANCIAL INFORMATION

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding “EBITDA” (a non-GAAP financial measure). EBITDA represents earnings from continuing operations before income tax, plus interest expense, depreciation and amortization.

EBITDA is not presented as, and should not be considered an alternative measure of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles), but are presented because they are widely accepted financial indicators of a company’s operating performance. While widely used, however, EBITDA is not identically calculated by companies presenting EBITDA and is, therefore, not necessarily an accurate means of comparison and may not be comparable to similarly titled measures disclosed by other companies.

Management believes that EBITDA is useful to both management and investors in their analysis of the Company’s operating performance. Further, management uses EBITDA for planning and forecasting in future periods. For a reconciliation of EBITDA to net income from continuing operations, see the attached financial information and supplemental data.

SAFE HARBOR STATEMENT

Noble International, Ltd. is a leading supplier of automotive parts, component assemblies and value-added services to the automotive industry. As an automotive supplier, Noble provides design, engineering, manufacturing, complete program management and other services to the automotive market. Noble delivers integrated component solutions, technological leadership and product innovation to original equipment manufacturers (OEMs) and Tier I automotive parts suppliers thereby helping its customers increase their productivity while controlling costs.

Certain statements made by Noble International, Ltd. in this presentation and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward-looking statements are made on the basis of management’s assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales; our ability to successfully integrate acquisitions; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors; costs related to legal and administrative matters; our ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at our facilities and that of our customers; the presence of downturns in customer markets where the Company’s goods and services are sold; financial and business downturns of our customers or vendors; and other factors, uncertainties, challenges, and risks detailed in Noble’s public filings with the Securities and Exchange Commission. Noble does not intend or undertake any obligation to update any forward looking statements. For more information see www.nobleintl.com.

For more information contact:

Greg L. Salchow

Noble International, Ltd.

(586) 751-5600

NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands, except share and per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Net sales	$182,657	$109,556	$342,728	$209,991
Cost of sales	168,650	97,593	315,129	188,081

Gross margin	14,007	11,963	27,599	21,910
Selling, general and administrative expenses	7,743	4,452	15,256	9,254

Operating profit	6,264	7,511	12,343	12,656
Interest income	72	364	159	649
Interest expense	(3,200)	(725)	(6,147)	(1,457)
Loss on extinguishment of debt	—	—	(3,285)	—
Net loss on derivative instruments	(1,751)	—	(1,751)	—
Other, net	1,488	(133)	936	(309)

Earnings before income taxes and minority interest	2,873	7,017	2,255	11,539
Income tax expense	736	2,315	129	3,812

Earnings before minority interest	2,137	4,702	2,126	7,727
Minority interest	(289)	(294)	(464)	(179)

Net earnings	$1,848	$4,408	$1,662	$7,548

Basic earnings per share	$0.13	$0.31	$0.12	$0.54

Diluted earnings per share	$0.13	$0.31	$0.12	$0.54

Dividends declared and paid per share	$0.08	$0.08	$0.16	$0.15

Basic weighted average shares outstanding	14,138,242	14,075,270	14,132,597	14,053,314
Diluted weighted average shares outstanding	14,157,972	15,984,529	14,156,886	14,094,579

Reconciliation of EBITDA to earnings before income taxes
Earnings before income taxes	$2,873	$7,017	$2,255	$11,539
Depreciation	4,517	2,438	8,646	4,878
Amortization	553	63	1,122	127
Loss on extinguishment of debt	—	—	3,285	—
Net loss on derivative instruments	1,751	—	1,751	—
Net interest expense	3,128	361	5,988	808

EBITDA	$12,822	$9,879	$23,047	$17,352

NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30 2007	December 31 2006
	Unaudited
ASSETS
Current Assets:
Cash and cash equivalents	$11,555	$6,587
Accounts receivable trade, net	121,920	98,742
Inventories, net	32,812	31,260
Unbilled customer tooling, net	15,066	21,575
Income tax refundable, net	1,120	—
Prepaid expenses	5,967	3,075
Other current assets	4,843	4,875

Total Current Assets	193,283	166,114

Property, Plant & Equipment, net	107,485	109,648
Other Assets:
Goodwill	75,140	75,753
Other intangible assets, net	29,472	30,678
Other assets, net	4,422	4,955

Total Other Assets	109,034	111,386

Total Assets	$409,802	$387,148

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$112,546	$95,560
Accrued liabilities	35,324	35,297
Current maturities of long-term debt	22,369	21,926
Income taxes payable, net	—	4,255

Total Current Liabilities	170,239	157,038

Long-Term Liabilities:
Long-term debt, excluding current maturities	85,189	88,480
Convertible subordinated notes	36,216	33,273
Deferred income taxes	15,176	15,783
Other liabilities	7,481	668

Total Long-Term Liabilities	144,062	138,204

Minority interest	5,104	4,640
Stockholders' Equity
Common stock	9	9
Additional paid-in capital	57,760	55,737
Retained earnings	28,406	29,006
Accumulated other comprehensive income	4,222	2,514

Total Stockholders' Equity	90,397	87,266

Total Liabilities and Stockholders' Equity	$409,802	$387,148

NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Six Months Ended June 30
	2007	2006
Cash flows from operating activities
Net earnings	$1,662	$7,548
Adjustments to reconcile net earnings to net cash provided by operations:
Minority Interest	464	179
Loss on extinguishment of debt	3,285	—
Net loss on derivative instruments	1,751	—
Amortization of financing fees included in interest expense	258	700
Depreciation and amortization	9,768	5,002
Deferred income taxes	(156)	(122)
(Gain) loss on sale of property, plant and equipment	(2)	50
Equity loss from SET	291	—
Share-based compensation expense	392	274
Changes in operating assets and liabilities:
Accounts receivable	(21,234)	5,680
Inventories	(1,353)	(6,856)
Prepaid and other assets	5,128	(55)
Accounts payable	20,985	(1,491)
Accrued liabilities	951	(159)
Income taxes payable or refundable	691	2,294
Excess tax benefit from share-based compensation arrangements	(164)	(193)

Net cash provided by operating activities	22,717	12,851
Cash flows from investing activities
Purchases of property, plant and equipment	(13,890)	(7,522)
Proceeds from sale of property, plant and equipment	220	133
Proceeds from notes receivable	—	268
Additional direct costs paid for Pullman acquisition	(37)	—
Investment in WISCO JV	(187)	—

Net cash used in investing activities	(13,894)	(7,121)
Cash flows from financing activities
Net borrowings on U.S. Revolver	5,390	—
Payments on U.S. Term Loan	(6,500)	—
Dividends paid on common stock	(2,262)	(2,069)
Proceeds from issuance of common stock	1,163	239
Financing fees	(90)	—
Borrowings on Mexico debt	—	427
Payments on Mexico debt	(1,731)	—
Payments on other long-term debt	(17)	(5)
Excess tax benefit from share-based compensation arrangements	164	193

Net cash used in financing activities	(3,883)	(1,215)

Effect of exchange rate changes on cash and cash equivalents	28	426

Net increase in cash and cash equivalents	4,968	4,941

Cash and cash equivalents at beginning of period	6,587	21,978

Cash and cash equivalents at end of period	$11,555	$26,919

Cash paid for:
Interest	$4,371	$800
Taxes	2,330	1,177

Purchases of property, plant and equipment ("PP&E") and increases in accounts payable have been adjusted each year to reflect amounts included in PP&E at each period end for which an amount due is included in accounts payable. These amounts at June 30, 2007 and 2006 were $6.28 million and $0.04 million, respectively. This adjustment allows the presentation of actual cash paid for PP&E for each period presented.